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                                                                  EXHIBIT 11.1

             MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                   1996               1995               1994
                                                             --------------      -------------      ------------
     PRIMARY-
Pro forma net income                                         $    1,404,005      $   2,280,729      $  1,542,697
                                                             ==============      =============      ============

Weighted average common shares outstanding                       22,907,463         20,831,180        20,631,180
Impact of dilutive warrants and options                           2,173,422             -                  -
                                                             --------------      -------------      ------------
Weighted average number of common stock
    and common stock equivalents for primary
    earnings per share                                           25,080,985         20,831,180        20,631,180
                                                             ==============      =============      ============

Pro forma net income per common share                        $          .06       $        .10      $        .07
                                                             ==============      =============      ============

     FULLY DILUTED-
Pro forma net income                                         $    1,404,005      $   2,280,729      $  1,542,697
Interest expense, net of tax benefit,
    on convertible notes                                            132,477             -                  -
                                                             --------------      -------------      ------------
                                                                  1,536,482          2,280,729         1,542,697
                                                             ==============      =============      ============

Weighted average common shares outstanding                       22,907,463         21,831,180        21,831,180
Impact of dilutive warrants and options                             691,200             -                  -
Impact of convertible notes                                         620,502             -                  -
                                                             --------------      -------------      ------------
Weighted average number of common stock
    and common stock equivalents for fully diluted
    earnings per share                                           24,219,165         21,831,180        21,831,180
                                                             ==============      =============      ============

Pro forma net income per common share                        $         .06       $         .10      $        .07
                                                             ==============      =============      ============
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